Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Appoints New Chief Financial Officer

LONDON, Sept. 3 /PRNewswire-FirstCall/ -- Cascal N.V. (NYSE: HOO), a leading provider of water and wastewater services in seven countries, has named Mark Thurston, age 45, as the Company’s new Chief Financial Officer, effective Monday, September 7, 2009. Thurston will be responsible for all aspects of the Company's financial management, replacing Steve Hollinshead, who will be leaving the Company to pursue other business interests.

Stephane Richer, Cascal’s Chief Executive Officer, commented on Thurston’s appointment stating, “We are pleased to welcome Mark to Cascal and view his appointment as a positive step for our company and shareholders alike. Mark brings almost 25 years of financial leadership and global operating experience to Cascal, and I am confident that his significant experience and solid track record in high-growth environments will support our expansion into new markets and efforts to broaden our core capabilities. I am also confident that he will fit in seamlessly with our team.”

Most recently, Thurston served as UK Finance Director for Colt Telecommunications, a 1.2 Billion pounds Sterling revenue B2B alternative network provider of voice and data services. Prior to that, he served as Deputy Finance Director for Xansa PLC, an information technology outsourcing and business process management company.

About Cascal N.V.
Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.5 million.

Learn more at www.cascal.co.uk

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1,2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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